Essex Property Trust Provides Preliminary Third Quarter 2021 Operating Update

San Mateo, California – September 9, 2021 – Essex Property Trust, Inc. (NYSE:ESS) announced today that it is reaffirming its full-year and third quarter 2021 guidance ranges and providing a preliminary third quarter 2021 operating update.
Same-property revenue change, operating statistics, and net effective new lease rates by region are reflected in the tables below:

Same-Property Revenue Change(1)
	Q1 2021 Actuals	Q2 2021 Actuals	Jul – Aug 2021 Preliminary
Southern California	-5.8%	2.0%	9.5%
Northern California	-10.9%	-8.4%	-2.9%
Seattle	-7.0%	-2.3%	-0.8%
Total Same-Property	-8.1%	-3.0%	2.6%
1)Reflects the year-over-year change in same-property revenues.

Same-Property Operating Statistics and Net Effective New Lease Rates(1)
	Q1 2021	Q2 2021	Jul 2021	Preliminary Aug 2021
Cash delinquencies(2)	2.1%	2.6%	2.2%	0.8%
Financial occupancy	96.7%	96.6%	96.5%	96.4%

Southern California
vs. Dec'20	0.7%	4.8%	12.7%	17.1%
vs. Pre-COVID	-2.4%	1.6%	9.3%	13.5%
Northern California
vs. Dec'20	0.3%	3.1%	10.0%	12.7%
vs. Pre-COVID	-16.2%	-13.8%	-8.1%	-5.8%
Seattle
vs. Dec'20	-0.7%	8.2%	22.8%	26.0%
vs. Pre-COVID	-14.5%	-6.8%	5.8%	8.5%
Total Same-Property
vs. Dec'20	0.3%	4.8%	13.4%	17.0%
vs. Pre-COVID	-10.2%	-6.2%	1.5%	4.7%
1100 Park Place Suite 200 San Mateo California 94403 telephone 650 655 7800 facsimile 650 655 7810
www.essex.com

1)Table reflects the % change of new lease rates on a net effective basis, including the impact of leasing incentives, compared to Dec’20 and Mar’20 (pre-COVID).
2)Represents total same-property portfolio cash delinquencies as a percentage of scheduled rent, reflected in the financial statements of the reporting period. Year-to-date through August 2021, the Company has received $7.1 million in delinquency reimbursements associated with COVID rental assistance programs.

About Essex Property Trust, Inc.
Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 246 apartment communities comprising approximately 60,000 apartment homes with an additional 3 properties in various stages of active development. Additional information about the Company can be found on the Company’s website at www.essex.com.

Contact Information
Rylan Burns
Group Vice President of Private Equity & Finance
(650) 655-7800
rburns@essex.com